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                                 EXHIBIT 99.2

                      CITIZENS GWINNETT BANKSHARES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Shareholders and Proxy Statement and does hereby appoint Thomas J. Martin and Darrell W. Moore and either of them with full power of substitution, as proxies of the undersigned to represent the undersigned and to vote all shares of CITIZENS GWINNETT BANKSHARES, INC. ("Citizens") common stock which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of Citizens, to be held at the executive offices of Citizens, 3209 Buford Highway, Duluth, Georgia, 30136, at 10:00 o'clock a.m. local time, on November 20, 1997 and at any adjournment thereof.

                                   PROPOSAL

Proposal to: approve the Agreement and Plan of Reorganization, dated June 24, 1997, as amended on July 24, 1997, September 15, 1997 and September 19, 1997 (the "Agreement"), between Premier Bancshares, Inc. ("Premier") and Citizens and to approve the merger (the "Merger") pursuant to which Citizens will be merged with and into Premier, and in which each issued and outstanding share of Citizens common stock will be converted into the right to receive 8.0 shares of Premier common stock and the rights and obligations under the Citizens Directors Stock Option Plan will be assumed by Premier.

[ ] FOR     [ ] AGAINST  [ ]ABSTAIN


     In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment(s). This Proxy may be revoked at any time prior to voting hereof.

     This proxy, when properly executed, duly returned and not revoked will be voted. It will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted in favor of the Proposal listed on this Proxy.

                                    Signature(s)

                                    ___________________________________________

                                    ___________________________________________

                                    Dated:  ________________________, 1997

                                    NOTE: Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signatory is a corporation, sign the full corporate name by a duly authorized officer.